As filed with the Securities and Exchange Commission on October 11, 2005.

Registration No. 333-•

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Hooker Furniture Corporation

(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Virginia	54-0251350
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard Martinsville, Virginia	24112
(Address of Principal Executive Offices)	(Zip Code)

Hooker Furniture Corporation 2005 Stock Incentive Plan

(Full Title of the Plan)

E. Larry Ryder

Executive Vice President – Finance and

Administration and Chief Financial Officer

Hooker Furniture Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

(Name and Address of Agent for Service)

(276) 632-0459

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value (1)	750,000 (2)	$16.145	$12,108,750.00	$1,425.20

(1)	The securities being registered represent shares of Common Stock of Hooker Furniture Corporation authorized and reserved for issuance under the Hooker Furniture Corporation 2005 Stock Incentive Plan (the “Plan”).
(2)	Pursuant to Rule 416(a), this Registration Statement also registers such number of additional securities that may be offered pursuant to the terms of the Plan which provides for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee as contemplated by Rule 457(c) and 457(h)(1) of the Securities Act of 1933, as amended, and based on the average of the high $16.47 and low $15.82 per share sales prices of the Common Stock on the NASDAQ SmallCap Market on October 5, 2005.

The securities covered by this registration statement may be issued to eligible employees and non-employee members of the Board of Directors of the Registrant and its subsidiaries from time to time pursuant to incentive awards granted under the Hooker Furniture Corporation 2005 Stock Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the documents listed below:

(a)	the Registrant’s Annual Report on Form 10-K (SEC File No. 000-25349) for the fiscal year ended November 30, 2004, filed with the Commission on February 23, 2005;

(b)	the Registrant’s Quarterly Reports on Form 10-Q (SEC File No. 000-25349) for the fiscal quarters ended February 28, 2005, May 31, 2005 and August 31, 2005, filed with the Commission on April 15, 2005, July 11, 2005 and October 11, 2005, respectively;

(c)	the Registrant’s Current Reports on Form 8-K (SEC File No. 000-25349) filed with the Commission on December 13, 2004, January 18, 2005 (the information under Item 1.01 only), April 1, 2005, July 27, 2005 and October 4, 2005 (the information under Item 5.02 and the related Exhibit 99.2 only); and

(d)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10 filed with the Commission on February 3, 1999, as amended by Forms 10/A filed with the Commission on July 1, 1999 and August 4, 1999, and as the same may be further amended after the date hereof (SEC File No. 000-25349).

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Article 10 of the Virginia Stock Corporation Act (the “VSCA”) allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of the corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful. Article 9 of the VSCA provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

Article IV of the Registrant’s Amended and Restated Articles of Incorporation provides for mandatory indemnification of any individual who is, was or is threatened to be made a party to any proceeding (including any proceeding by or on behalf of the Registrant) because that individual is or was a director or officer of the Registrant or because that individual was serving the Registrant or any other legal entity in any capacity at the request of the Registrant while a director or officer of the Registrant, against all liabilities and reasonable expenses incurred in the proceeding, except liabilities and expenses incurred because of the director’s or officer’s willful misconduct or knowing violation of the criminal law.

Article IV of the Registrant’s Amended and Restated Articles of Incorporation also provide that in every instance permitted under the VSCA, the liability of a director or officer of the Registrant to the Registrant or its shareholders arising out of a single transaction, occurrence or course of conduct will be limited to one dollar.

The Registrant has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Registrant and its subsidiaries against certain losses resulting from claims against them in their capacities as directors and officers to the extent that the losses are not indemnified by the Registrant and (2) the Registrant to the extent that it indemnifies the directors and officers for losses as permitted under the laws of Virginia.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	The Registrant’s Amended and Restated Articles of Incorporation, as amended March 28, 2003 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-Q (SEC File No. 000-25349) for the quarter ended February 28, 2003)

4.2	The Registrant’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 10 (SEC File No. 000-25349) filed with the SEC on February 3, 1999)

5.1	Opinion and Consent of McGuireWoods LLP*

23.1	Consent of KPMG LLP*

23.2	Consent of BDO Seidman, LLP*

23.3	Consent of McGuireWoods LLP (included in Exhibit 5.1)

24.1	Powers of Attorney*

99.1	Hooker Furniture Corporation 2005 Stock Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement dated March 1, 2005 (SEC File No. 000-25349))

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, Commonwealth of Virginia, on October 11, 2005.

HOOKER FURNITURE CORPORATION

By:	/s/ R. Gary Armbrister
R. Gary Armbrister
Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 11th day of October 2005.

Signature	Title
/s/ Paul B. Toms, Jr.* Paul B. Toms, Jr.	Chairman, Chief Executive Officer and Director (principal executive officer)

/s/ Douglas C. Williams* Douglas C. Williams	President, Chief Operating Officer and Director

/s/ E. Larry Ryder E. Larry Ryder	Executive Vice President – Finance and Administration and Chief Financial Officer (principal financial officer)

/s/ R. Gary Armbrister R. Gary Armbrister	Chief Accounting Officer (principal accounting officer)

/s/ W. Christopher Beeler* W. Christopher Beeler	Director

/s/ Robert M. Cooper, Jr.* Robert M. Cooper, Jr.	Director

/s/ John L. Gregory, III* John L. Gregory, III	Director

/s/ Mark F. Schreiber* Mark F. Schreiber	Director

/s/ Robert A. Taylor* Robert A. Taylor	Director

/s/ L. Dudley Walker* L. Dudley Walker	Director

/s/ Henry G. Williamson, Jr.* Henry G. Williamson, Jr.	Director

*By:	/s/ R. Gary Armbrister
R. Gary Armbrister
Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Document
4.1	The Registrant’s Amended and Restated Articles of Incorporation, as amended March 28, 2003 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-Q (SEC File No. 000-25349) for the quarter ended February 28, 2003)

4.2	The Registrant’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 10 (SEC File No. 000-25349) filed with the SEC on February 3, 1999)

5.1	Opinion and Consent of McGuireWoods LLP*

23.1	Consent of KPMG LLP*

23.2	Consent of BDO Seidman, LLP*

23.3	Consent of McGuireWoods LLP (included in Exhibit 5.1)

24.1	Powers of Attorney*

99.1	Hooker Furniture Corporation 2005 Stock Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement dated March 1, 2005 (SEC File No. 000-25349))

*	Filed herewith.

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